Exhibit 23

Consent of Independent Registered Certified Public Accounting Firm

          We hereby consent to the incorporation by reference in the joint Registration Statements on Form S-3 of Carnival Corporation and Carnival plc (File Nos. 333-113310, 333-106850, 333-106553, 333-72729, 333-68999, 333-43269 and 333-132306), the Registration Statements on Form S-8 of Carnival Corporation (File Nos. 333-125418, 333-105672, 333-87036, 333-67394, 333-60558, 333-43885, 33-53099, 33-51195, 33-45287 and 33-26898) and the Registration Statements on Form S-8 of Carnival plc (File Nos. 333-125418, 333-124640, 333-104609, 333-84968, 333-13794 and 333-12742), of our report, dated January 28, 2008, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this joint Annual Report on Form 10-K.

/s/PricewaterhouseCoopers LLP

Miami, Florida
January 28, 2008